UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2021

Bumble Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40054	85-3604367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1105 West 41st Street, Austin, Texas 78756

(Address of Principal Executive Offices) (Zip Code)

(512) 696-1409

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	BMBL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01.	Change in Control of Registrant.

(b) Information required by Item 403(c) of Regulation S-K regarding arrangements known to the registrant which may at a subsequent date result in a change of control.

The information set forth under Item 8.01 below is incorporated by reference into this Item 5.01.

Item 8.01	Other Events.

On June 25, 2021, BXG Buzz Holdings L.P., BCP Buzz Holdings L.P., BSOF Buzz Aggregator L.L.C., BTO Buzz Holdings II L.P., Blackstone Buzz Holdings L.P., Blackstone Tactical Opportunities Fund – FD L.P. and Blackstone Family Investment Partnership – Growth ESC L.P., affiliates of the investment funds associated with or designated by The Blackstone Group Inc. that are the current majority owners of Bumble Inc. (the “Company”), informed the Company as follows:

“Wholly-owned subsidiaries of each of BXG Buzz Holdings L.P., BCP Buzz Holdings L.P., BSOF Buzz Aggregator L.L.C. and BTO Buzz Holdings II L.P. (such subsidiaries, collectively, the “Facility 1 Borrowers”) have entered into (i) a Margin Loan Agreement dated as of June 25, 2021 (the “Facility 1 Loan Agreement”) with Citibank, N.A., as administrative agent and lender, and the lenders party thereto from time to time (each, a “Lender”), and (ii) Pledge and Security Agreements dated as of June 25, 2021 (the “Closing Date”), pursuant to which the Facility 1 Borrowers pledged on the Closing Date all of the Class A Common Stock of the Company (the “Class A Common Stock”) owned by them as collateral to secure repayment of amounts outstanding under the Loan Agreement, and may be required to post additional collateral in certain circumstances (the “Facility 1 Pledge Agreements”).

In addition, wholly-owned subsidiaries of each of Blackstone Buzz Holdings L.P., Blackstone Tactical Opportunities Fund – FD L.P. and Blackstone Family Investment Partnership Growth – ESC L.P. (such subsidiaries, collectively, the “Facility 2 Borrowers” and, collectively with the Facility 1 Borrowers, the “Borrowers”) have entered into (i) a Margin Loan Agreement dated as of the Closing Date (the “Facility 2 Loan Agreement” and, collectively with the Facility 1 Loan Agreement, the “Loan Agreements”) with Citibank, N.A., as administrative agent and lender, and the Lenders, and (ii) Pledge and Security Agreements dated as of the Closing Date, pursuant to which the Facility 2 Borrowers pledged on the Closing Date all of the Class A Common Stock and Common Units of Buzz Holdings L.P. (the “Common Units”) owned by them as collateral to secure repayment of amounts outstanding under the Facility 2 Loan Agreement, and may be required to post additional collateral in certain circumstances (the “Facility 2 Pledge Agreements” and, collectively with the Facility 1 Pledge Agreements, the “Pledge Agreements”; and the Pledge Agreements, collectively with the Loan Agreements, the “Loan Documents”). Each of the Borrowers is affiliated with The Blackstone Group Inc.

As of the Closing Date, the Borrowers have borrowed an aggregate of $860.0 million under the Loan Agreements. Pursuant to the Pledge Agreements, to secure borrowings under the Loan Agreements, the Borrowers have collectively pledged 54,709,182 shares of Class A Common Stock (collectively, the “Pledged Shares”) and 43,528,252 Common Units (collectively, the “Pledged Units”). As of the Closing Date, the Pledged Shares and Pledged Units collectively represented approximately 52.3% of the issued and outstanding Class A Common Stock, assuming the exchange of all outstanding Common Units (other than those held directly or indirectly by the Company) for shares of Class A Common Stock on a one for one basis.

The Loan Agreements contain customary default provisions. In the event of a default under the Loan Agreements by the Borrowers, the Secured Parties may foreclose upon any and all Pledged Shares and Pledged Units.”

The Company did not independently verify or participate in the preparation of the foregoing disclosure. In addition, the Company is not a party to the Loan Documents and has no obligations thereunder, but has delivered letter agreements to each of the Lenders in which it has, among other things, agreed, subject to applicable law and stock exchange rules, not to take any actions that are intended to materially hinder or delay the exercise of any remedies by the Lenders under the Pledge Agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUMBLE INC.

By:	/s/ Anuradha B. Subramanian
Name:	Anuradha B. Subramanian
Title:	Chief Financial Officer

Date: June 25, 2021